Exhibit 99.1

American States Water Company Announces
First Quarter 2020 Results
•An 8.6% increase in Consolidated Diluted EPS over first quarter of 2019
San Dimas, California, May 4, 2020…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.38 for the quarter ended March 31, 2020, as compared to basic and fully diluted earnings per share of $0.35 for the quarter ended March 31, 2019, an 8.6% increase despite an $0.08 per share reduction in earnings from the company’s investments held to a fund a retirement plan.
First Quarter 2020 Results
The table below sets forth a comparison of the first quarter 2020 diluted earnings per share by business segment with the same period in 2019:

	Diluted Earnings per Share
	Three Months Ended
	3/31/2020	3/31/2019	CHANGE
Water	$0.24	$0.21	$0.03
Electric	0.06	0.03	0.03
Contracted services	0.08	0.11	(0.03)
Consolidated diluted earnings per share	$0.38	$0.35	$0.03
Water Segment:
Diluted earnings from the water segment of AWR's Golden State Water Company ("GSWC") subsidiary for the three months ended March 31, 2020 increased by $0.03 per share as compared to the same period in 2019. The total impact of COVID-19 and the continuing pandemic are still emerging; however, among other things, it has negatively impacted financial markets, which resulted in significant losses incurred during the three months ended March 31, 2020 on investments held to fund one of the company’s retirement plans. Affecting the results and comparability between the two periods were losses of $2.4 million incurred on these investments during the first quarter of 2020 compared to gains of $1.5 million recorded during the same period in 2019. This item decreased the water segment’s earnings for the three months ended March 31, 2020 by approximately $0.08 per share as compared to the same period in 2019.
Excluding the impact of current market conditions discussed above, diluted earnings per share from the water segment for the three months ended March 31, 2020 increased by $0.11 per share largely due to new rates authorized by the California Public Utilities Commission ("CPUC"). In May 2019, the CPUC issued a final decision on GSWC's water general rate case, which determined new rates for the years 2019 - 2021 with rates retroactive to January 1, 2019. As a result, GSWC recorded the impact of the final decision in the second quarter of 2019, including earnings of $0.08 per share that related to the first quarter of 2019. The following items, including the delay in receiving a final CPUC decision, affected the comparability between the two periods (excluding the impact of billed surcharges, which have no impact to net earnings):

•
An increase in the water gross margin of $4.7 million (excluding surcharges), or approximately $0.09 per share, as a result of new rates authorized by the CPUC. Effective January 1, 2020, GSWC received its full second-year step increase, which it achieved because of passing the earnings test.  The full step increase is expected to generate an additional $10.4 million in water gross margin for 2020.  In addition, billed water revenues recorded during the three months ended March 31, 2019 were based on 2018 authorized amounts, pending a CPUC final decision on the water rate case, which was not received until May 2019.  The CPUC’s final decision resulted in an increase of $9.2 million in 2019's adopted water gross margin over 2018, after adjusting the 2019 gross margin for excess deferred tax refunds.  It should be noted that the 2019 adopted water revenue requirement also reflected a decrease in depreciation expense of $7.0 million based on a revised study, as compared to the 2018 adopted revenue requirement.  This decrease in adopted revenue resulted in a corresponding decrease in depreciation expense, as noted below, having no impact to net earnings.

•
An overall decrease in operating expenses (excluding supply costs), which positively impacted earnings by $0.02 per share. This decrease was mostly due to a decrease in depreciation expense resulting from lower authorized composite rates approved by the CPUC in the May 2019 final decision. The lower depreciation expense, which was not recorded until receipt of the final decision, is reflected in the revenue requirement approved in the general rate case. The decrease in depreciation expense was partially offset by higher unplanned maintenance expense, and higher administrative and general expense due to labor-related costs.

Electric Segment:
Diluted earnings per share from the electric segment for the three months ended March 31, 2020 increased by $0.03 per share as compared to the same period in 2019 largely due to an increase in the electric gross margin resulting from new rates authorized by the CPUC in its final decision on the electric general rate case issued in August 2019 and retroactive to January 1, 2018. Billed electric revenues for the first three months of 2019 were based on 2017 adopted rates due to the delay in receiving a final decision. Among other things, the final decision approved an increase in the electric gross margin for 2018 of approximately $2.3 million, and authorized increases in the adopted electric gross margin of $1.2 million for each of the years 2019 and 2020.
Because of the delay in finalizing the electric general rate case, the cumulative retroactive earnings impact of the final August 2019 decision was included in the third quarter results of 2019, including approximately $0.02 per share related to the first quarter of 2019 had the new 2018 and 2019 rates been in place at that time.
Contracted Services Segment:
For the three months ended March 31, 2020, diluted earnings from the contracted services segment decreased by $0.03 per share as compared to the same period in 2019. Included in the results for the first quarter of 2019 were retroactive revenues resulting from the successful resolution of an economic price adjustment at one of the military bases served, which totaled approximately $0.01 per share and related to periods prior to 2019. Excluding this retroactive amount, diluted earnings from the contracted services segment decreased by $0.02 per share as compared to the same period in 2019 largely due to higher than expected construction costs incurred on certain capital projects, as well as higher legal and outside services costs which tend to fluctuate from period to period. These decreases to earnings were partially offset by an increase in management fee revenues.
COVID-19
Throughout the COVID-19 global pandemic, GSWC has continued to operate as its water and electric utility services are deemed essential services. GSWC's response to the COVID-19 outbreak continues to rapidly evolve and has included: (i) suspending through April 2021 service disconnections for nonpayments pursuant to CPUC orders, which will remain in effect over other existing requirements governing disconnections; (ii) waiving reconnection or facilities fees for affected customers and suspending deposit requirements for affected customers who must reconnect to the system; (iii) the temporary closing of customer service offices; (iv) increasing the number of employees telecommuting, and (v) delaying some capital improvement projects at its water utility services business.
The effects of the continuing pandemic on the Company are still emerging, but among other things, it has caused significant negative impacts on financial markets. This has resulted in significant fluctuations in the fair value of plan assets in the company’s pension and other retirement plans, which are likely to continue. Furthermore, due to expected future credit losses on utility customer bills, GSWC has increased its allowance for doubtful accounts as of March 31, 2020 and expects to increase intercompany borrowings as well as borrowings from outside sources due to the associated potential decrease in liquidity. The extent to which COVID-19 may materially impact GSWC’s results is uncertain but will depend on future developments, which cannot be predicted at this time. However, the CPUC has approved GSWC to track incremental costs, including bad debt expense in excess of what is included in GSWC's revenue requirement, incurred as a result of the COVID-19 pandemic in a Catastrophic Event Memorandum Account ("CEMA") to be filed with the CPUC for future recovery. Thus far, the COVID-19 pandemic has not had a material impact on AWR’s contracted services operations, as the water and wastewater services performed on the military bases are deemed essential services.
Regulatory Matters
In November 2019, GSWC filed a finance application with the CPUC requesting, among other things, authorization to issue additional long-term debt and equity securities not to exceed $465 million to support its water operations. On April 27, 2020, the assigned administrative law judge at the CPUC issued a proposed decision approving GSWC’s request. A final decision is expected during the second quarter of 2020.
On March 11, 2020, the CPUC approved a request to defer GSWC’s cost of capital application by one year, which was scheduled to be filed on May 1, 2020. In January 2020, GSWC, along with three other investor-owned California water utilities, requested an extension of the date by which each of them must file its 2020 cost of capital applications. The CPUC’s approval postponed this filing date by one year until May 1, 2021, with a corresponding effective date of January 1, 2022. The CPUC also approved the joint parties’ request to leave the current Water Cost of Capital Mechanism in place, but there will be no changes to the companies’ rate of return on rate base during the one-year extension, regardless of what the mechanism might otherwise indicate. GSWC’s current authorized rate of return on rate base is 7.91%, based on its weighted cost of capital, which will continue in effect through December 31, 2021. The 7.91% return on rate base includes a return on equity of 8.9%, an embedded cost of debt of 6.6%, and a capital structure with 57% equity and 43% debt.
Liquidity
In March 2020, AWR amended its revolving credit facility, temporarily increasing the borrowing capacity by an additional $35 million to $260 million until December 31, 2020, at which point the commitment will be reduced to $200 million. Management intends to obtain additional financing during 2020 by issuing long-term debt at GSWC. GSWC intends to use the proceeds from any new long-term debt to reduce its intercompany borrowings and to partially fund capital expenditures. AWR intends to use any financing proceeds from GSWC to pay down the amounts outstanding under its credit facility. Furthermore, on April 24, 2020, AWR's new wholly owned subsidiary, Bear Valley Electric Service, Inc., entered into a commitment letter with a bank that agreed to establish a $50 million revolving credit facility effective in June 2020 for a period of three years, subject to the execution and delivery of a definitive revolving credit agreement. Borrowings made under this facility will support the electric business operations and capital expenditures.
Dividends
On April 30, 2020, AWR's board of directors approved a second quarter dividend of $0.305 per share on AWR's common shares. Dividends on the common shares will be paid on June 1, 2020 to shareholders of record at the close of business on May 15, 2020. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 65 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s current policy is to achieve a compound annual growth rate in the dividend of more than 7% over the long-term.
Non-GAAP Financial Measures
This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted shares. All of these items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.
The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern time (11:00 a.m. Pacific time) on Tuesday, May 5. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning May 5, 2020 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) through May 12, 2020.
About American States Water Company
American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 261,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customer connections in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets
(in thousands)	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Utility Plant-Net	$1,432,397	$1,415,705
Goodwill	1,116	1,116
Other Property and Investments	27,744	30,293
Current Assets	127,405	122,456
Regulatory and Other Assets	72,227	71,761
Total Assets	$1,660,889	$1,641,331
Capitalization and Liabilities
Capitalization	$885,554	$882,526
Current Liabilities	132,520	115,998
Other Credits	642,815	642,807
Total Capitalization and Liabilities	$1,660,889	$1,641,331

Condensed Statements of Income	Three months ended March 31,
(in thousands, except per share amounts)	2020	2019
	(Unaudited)
Operating Revenues
Water	$71,424	$64,723
Electric	10,968	10,629
Contracted services	26,685	26,381
Total operating revenues	109,077	101,733

Operating Expenses
Water purchased	14,092	13,140
Power purchased for pumping	1,859	1,538
Groundwater production assessment	4,148	3,746
Power purchased for resale	3,043	3,704
Supply cost balancing accounts	(2,165)	(1,372)
Other operation	8,486	8,571
Administrative and general	22,950	21,672
Depreciation and amortization	8,811	10,832
Maintenance	3,884	2,566
Property and other taxes	5,159	4,896
ASUS construction	13,115	12,245
Gain on sale of assets	(4)	—
Total operating expenses	83,378	81,538

Operating income	25,699	20,195

Other Income and Expenses
Interest expense	(6,050)	(6,317)
Interest income	558	942
Other, net	(2,234)	1,342
Total other income and expenses, net	(7,726)	(4,033)

Income Before Income Tax Expense	17,973	16,162
Income tax expense	3,901	3,310
Net Income	$14,072	$12,852

Weighted average shares outstanding	36,860	36,773
Basic earnings per Common Share	$0.38	$0.35

Weighted average diluted shares	36,969	36,951
Fully diluted earnings per Common Share	$0.38	$0.35

Dividends paid per Common Share	$0.305	$0.275